Exhibit (h) 1.6

LETTER AGREEMENT

Russell Investment Company

909 A Street

Tacoma, WA 98402

Re:	Transfer Agency and Service Agreement

Dear Sirs:

Pursuant to Section 13.1 of the Transfer Agency and Service Agreement between Russell Investment Company (“RIC”) and Russell Investment Management Company (“RIMCo”) dated July 1, 2005, RIC hereby advises you that it is creating Class C Shares and Class S Shares for the existing Fixed Income I Fund (the “New Class”). RIC desires Russell Investment Management Company to serve as Transfer Agent with respect to the New Class pursuant to the terms and conditions of the Transfer Agency and Service Agreement. The fees to be charged by the Transfer Agent in return for its services shall be as set forth on Schedule 2.1 of the Transfer Agency and Service Agreement.

Please indicate your acceptance to act as Transfer Agent with respect to the New Class by executing this letter agreement and returning to the undersigned.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:
Greg J. Stark
President

Accepted this          day of                     , 2007

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer and Chief Accounting Officer